PRUDENTIAL-BACHE HIGH YIELD FUND, INC.

                                    EXHIBIT
                          AVERAGE ANNUAL TOTAL RETURN
                                  CALCULATION

                                   n
                 ERV = P * (1 + t)^

  P = hypothetical initial payment of $1,000.00

  T = average annual total return

  n = number of years

ERV = ending redeemable value

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                     1 Year                  5 Year                 Inception

  P =               $1,000.00               $1,000.00               $1,000.00

  n =                       1                       5                    9.77

ERV =               $1,067.59               $1,724.41               $2,778.22

  T =                    6.76%                  11.51%                  11.03%